                                                                   EXHIBIT 10.25


                              COMPENSATION SUMMARY


EXECUTIVE COMPENSATION

         BASE SALARY. The following table sets forth the annual base salary levels of the Company's Named Executive Officers (which officers were determined by reference to the Company's proxy statement for the Annual Meeting of Stockholders to be held on May 3, 2005) for 2005 and 2004:

               NAME AND PRINCIPAL POSITION                       YEAR      BASE SALARY
-----------------------------------------------------------      ----      -----------
Thomas W. Toomey                                                 2005        $450,000
  Chief Executive Officer and President                          2004        $400,270

W. Mark Wallis                                                   2005        $260,000
  Senior Executive Vice President                                2004        $251,300

Christopher D. Genry                                             2005        $260,000
  Executive Vice President and Chief Financial Officer           2004        $245,000

Martha R. Carlin                                                 2005        $220,000
  Senior Vice President, Director of Property Operations         2004        $211,300

Richard A. Giannotti                                             2005        $200,000
  Executive Vice President--Asset Quality                        2004        $190,000


         ANNUAL INCENTIVE COMPENSATION. Annual incentive compensation (bonuses) is tied to our performance and the degree to which our executives' individual objectives are achieved. Annual incentive compensation is designed to bring our executives' total compensation to approximately equal to industry averages when performance objectives are met and to the upper percentile when performance is superior. The primary corporate objectives considered in determining annual incentive compensation for our executive officers are: (1) growth in funds from operations per share, or FFO, (2) our total return to common stockholders, (3) our balance sheet strength and flexibility, (4) growth of dividend, and (5) key company objectives. The following table sets forth information regarding annual incentive compensation for our Named Executive Officers for 2004 and 2003:

          NAME                              YEAR                    BONUS
---------------------------                 ----                -------------
Thomas W. Toomey                            2004                $1,250,000(1)
                                            2003                $ 950,000 (2)

W. Mark Wallis                              2004                $ 550,000 (1)
                                            2003                $ 450,000 (2)

Christopher D. Genry                        2004                $ 550,000 (1)
                                            2003                $ 500,000 (2)

Martha R. Carlin                            2004                $ 420,000 (1)
                                            2003                $ 335,000 (2)

Richard A. Giannotti                        2004                $ 155,000 (1)
                                            2003                $ 140,000

----------------------

(1) Mr. Toomey received $1,000,000, Mr. Wallis received $200,000, Mr. Genry received $200,000, and Ms. Carlin received $120,000 of their 2004 bonus in the form of a grant of 44,743, 8,949, 8,949, and 5,369 shares, respectively, of restricted common stock at a price of $22.35 per share on the date of grant. Mr. Toomey's restricted common stock vests on February 18, 2009. The other Named Executive Officers' shares vest pro rata over a four-year period ending February 18, 2009. Distributions are paid on the restricted common stock at the same rate as on unrestricted common stock.

(2) Mr. Toomey received $950,000, Mr. Wallis received $100,000, Mr. Genry received $250,000, and Ms. Carlin received $50,000 of their 2003 bonus in the form of a grant of 51,463, 5,417, 13,543, and 2,709 shares, respectively, of restricted common stock at a price of $18.46 per share on the date of grant. Mr. Toomey's restricted common stock vests on February 12, 2009. The other Named Executive Officers' shares vest pro rata over a five-year period ending February 12, 2009. Distributions are paid on the restricted common stock at the same rate as on unrestricted common stock.


         LONG-TERM INCENTIVE COMPENSATION. Long-term incentive compensation is targeted to be approximately equal to industry averages when performance objectives are met and to be above industry averages when the long-term performance of our common stock is above average. For 2004 and 2003, the components of our long-term incentive compensation were the 1999 Long-Term Incentive Plan and the Series B Out-Performance Program. The Compensation Committee determines long-term incentive compensation in consultation with its independent consultant and our Chief Executive Officer.

         In addition to the restricted stock grants described in the table above under "Annual Incentive Compensation," Mr. Giannotti and Ms. Carlin each received a grant on October 20, 2003 of 2,740 shares of restricted common stock priced at $18.24 per share on the date of grant. The grants of restricted common stock to our Named Executive Officers as described herein were made under our 1999 Long-Term Incentive

Plan. Distributions are paid on the restricted common stock at the same rate as on unrestricted common stock.

         The Series B Out-Performance Program is designed to provide participants with the possibility of substantial returns on their investment if the total return on our common stock exceeds targeted levels, while putting the participants' investment at risk if those levels are not exceeded. The membership units have the following features:

      o They represent equity in United Dominion Realty, L.P., or "UDR LP." UDR LP has outstanding an aggregate of 1,000,000 of its Class II Out-Performance Partnership Shares that it sold to UDR Out-Performance II, LLC , or the "Series B LLC". The Series B LLC is a limited liability company formed and owned by the holders of the membership units and governed by a board of managers consisting of Messrs. Klingbeil, Larson, Toomey and Wallis. The membership units were sold at a cash price of $1.00 per unit to the purchasers.

      o The purchase price for the membership units was determined by the Compensation Committee based on the advice of an independent valuation expert.

      o If a holder of membership units leaves our employ prior to the completion of the performance period and the vesting of the membership units, the Series B LLC has the right, but not the obligation, to repurchase the membership units for the initial price paid by the purchaser. Should the Series B LLC choose to resell those membership units, the purchase price will be determined by the Compensation Committee based upon the advice of an independent valuation expert.

      o The membership units will have no value unless the cumulative total return on our common stock for the 24-month period from June 1, 2003 to May 31, 2005 exceeds the cumulative total return of the Morgan Stanley REIT Index peer group index over the same period and is at least the equivalent of a minimum 22% total return or 11% annualized. (As of March 1, 2005 the cumulative total of the Morgan Stanley REIT Index was 53.72% and cumulative total return on our common stock was 42.54%.)

        If the cumulative total return on our common stock satisfies the above performance criteria at the conclusion of the measurement period, the holders of the membership units will receive distributions and allocations of income and loss from UDR LP based on the number of membership units in the Series B LLC. If on the Valuation Date the cumulative total return on our common stock does not satisfy the performance criteria, the holders of the membership units will forfeit their initial investment.

         The Series B LLC currently has outstanding a total of 690,000 of its membership units held by members of our senior management and has 310,000 units available for issuance. The following table sets forth information regarding membership units that have been sold to our Named Executive Officers in 2004 and 2003 in accordance with our Series B Out-Performance Program:

            NAME                              YEAR                     NUMBER OF UNITS
-----------------------------                 ----                     ---------------
Thomas W. Toomey                              2004                                   0
                                              2003                             340,000

W. Mark Wallis                                2004                                   0
                                              2003                             140,000

Christopher D. Genry                          2004                                   0
                                              2003                             130,000

Martha R. Carlin                              2004                                   0
                                              2003                                   0

Richard A. Giannotti                          2004                              30,000
                                              2003                                   0


         A copy of our 1999 Long-Term Incentive Plan, as amended and restated through July 22, 2004, and the form of restricted stock award thereunder, are attached as Exhibits 99.6 and 99.5, respectively, to our Current Report on Form 8-K dated December 31, 2004 and are incorporated herein by reference. A description of our Series B Out-Performance Program is attached as Exhibit 10.22 to our Annual Report on Form 10-K for the year ended December 31, 2003 and is incorporated herein by reference.

         OTHER COMPENSATION. In 2003, Mr. Genry, Mr. Giannotti and Ms. Carlin each received a $6,000 non-discretionary 401(k) matching contribution made by us under our Profit Sharing Plan. In 2004, Mr. Genry and Mr. Giannotti each received a $6,500 non-discretionary 401(k) matching contribution and Ms. Carlin received a $1,780 non-discretionary 401(k) matching contribution made by us under our Profit Sharing Plan.

DIRECTOR COMPENSATION

         2004 DIRECTOR COMPENSATION. In fiscal 2004, non-employee directors did not receive any cash compensation for their services other than reimbursement of expenses. Each non-employee director received a grant of 5,000 shares of restricted stock that vested on January 1, 2005.

         2005 DIRECTOR COMPENSATION. Our compensation program for non-employee directors consists of a combination of cash retainers for board and committee service, service-based restricted stock and performance shares that vest only if our total stockholder return over a three-year period meets or exceeds that of a designated peer group of apartment REITs. Total pay associated with cash retainers and restricted stock is targeted at peer group median levels. If we outperform our peers in terms of total stockholder return, total pay can equal or exceed 75th percentile levels. Annual retainers for board and committee service are set at competitive levels in recognition of the time commitments and responsibility levels associated with serving on public company boards within the current environment.

         For 2005, each non-employee director will receive an annual retainer fee of $40,000 ($75,000 for a non-employee chairman of the board of directors), which may be taken in cash or shares of restricted common stock. Non-employee directors, other than committee chairpersons, also receive an annual retainer fee of $5,000 for each committee on which they serve. The chairpersons of each of the Audit, Compensation, Executive and Governance Committees receive an annual retainer fee of $10,000. These fees were paid in January 2005.

         Also in January 2005, each non-employee director received a grant of 2,000 shares of restricted stock that vests one year from the date of grant and a grant of 3,000 shares of restricted stock that vests one-third on each anniversary of the date of grant if the company has met certain performance thresholds. Such 3,000 shares vest over a three-year measurement period from the date of grant on the following basis (1) 100 shares will vest if our total stockholder return (share price appreciation plus dividends paid) during such measurement period is at the 50th percentile of total stockholder return from a REIT peer group index to be selected by the board of directors, (2) 100 shares will vest for each percentage point by which our total stockholder return for such measurement period exceeds the 50th percentile of such peer group index, and (3) the remainder will vest if total stockholder return during such measurement period is equal to or exceeds the 75th percentile of such peer group index.

         Directors are entitled to receive dividends during the vesting period; however, any unvested shares at the end of the three-year vesting period will be returned to us and cancelled. All restricted stock granted to our non-employee directors is priced at the closing price of our common stock on the grant date.

         Directors who are also employees of the company receive no additional compensation for service as a director.